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                                                                    EXHIBIT 23.1

To the Board of Directors and Stockholders
Key Energy Services, Inc. (formerly Key Energy Group, Inc.):


We consent to incorporation by reference in the registration statement No. 333-46733 on Form S-8 and registration statements No. 333-01777, No. 333-24497, No. 333-24499, No. 333-43115, No. 333-43779 and No. 333-44677 on Forms S-3 of
Key Energy Services, Inc. and Subsidiaries of our report dated September 1, 1998, relating to the consolidated balance sheets of Key Energy Services, Inc. and Subsidiaries as of June 30, 1998, and 1997, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 annual report on Form 10-K of Key Energy Services, Inc. and Subsidiaries.


                                        KPMG LLP

Midland, Texas
March 30, 1999